Prospectus Supplement No. 8

The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 4,107,142 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

     (1) The fourth paragraph appearing on the cover page of the Prospectus is deleted and replaced in its entirety as follows:

     "The Debentures are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness (as defined herein), which at October 31, 1996 was approximately $256 million, including $23.0 million of the Company's 10.5% Senior Notes due 2002, $150 million of the Company's 9.125% Senior Notes due 2003 and Company guarantees of approximately $82.9 million of warehouse indebtedness outstanding on such date incurred by a wholly owned subsidiary of the Company. See 'Description of the Debentures.'"


     (2) The following entity is hereby named as a Selling Security Holder as contemplated on page 33 of the Prospectus:

         SELLING SECURITY HOLDER             PRINCIPAL AMOUNT OF DEBENTURES
         -----------------------             ------------------------------

         Boston Provident Partners, LP                 $500,000
         Attn:  Ron Ruben
         2050 Center Avenue, Suite 300
         For Lee, NJ  07024-4996


         The date of this Prospectus Supplement is January 2, 1997.